SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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PMP Trustee Election – Frequently Asked Questions
PMP Proxy Statement for
Shareholder Meeting on June 17, 2020
What is this Proposal about?
This proposal seeks shareholder approval of the election of three Trustees to the Trust to (1) fill the vacancy on the Board caused by the recent passing of Ms. Dorothy Berry, the former Chair of the Board, and (2) seek shareholder approval of two current Trustees not previously elected by shareholders, each as discussed below and in the accompanying Proxy Statement.
Shareholders are being asked to elect each of the following three individuals as Trustees of the Trust: Eric W. Falkeis, Kathleen T. Barr and Ashi S. Parikh. Mr. Eric W. Falkeis and Ms. Kathleen T. Barr, are currently Trustees of the Trust and have served as Trustees since their appointments by the Board in September 2011 and November 2018, respectively. They have not previously been elected by shareholders. The third nominee, Mr. Ashi S. Parikh, is not currently a Trustee of the Trust. The Nominating and Governance Committee, made up of all of the Trustees who are not “interested persons” of the Trust (an “Independent Trustee”) as defined in the Investment Company Act of 1940, as amended, has recommended to the Board, and the Board has unanimously nominated, Mr. Parikh, to join the Board as a Trustee.
If all members of the Board have been elected by the shareholders, then upon any future retirements by Trustees, the Board would have the flexibility to appoint replacements for one or more Trustees without incurring the expense of additional shareholder meetings. The costs associated with this proposal would be borne by all of the Funds in the trust.
(Note: Shareholders of the funds in the Trust not included in this proxy statement are being solicited to vote on this Proposal in separate proxy statements.)
Has the Board approved the Proposal?
Yes. The Board approved the proposal, subject to shareholder approval.
Who is AST Fund Solutions, Inc.?
AST Fund Solutions, Inc. is a third-party proxy vendor that the Fund has engaged to contact shareholders and record proxy votes. In order to hold a shareholder meeting, a quorum must be reached. If a quorum is not attained, the meeting must adjourn to a future date. Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to call you to solicit your vote.
Who is paying for this proxy mailing and for the other expenses and solicitation costs associated with this shareholder meeting?
The expenses incurred in connection with preparing the proxy statement and its enclosures and all related legal and solicitation expenses will be split amongst all of the Funds in the Trust.

What will happen if the Proposal is not approved by shareholders?
The Trust requires shareholder approval to add any new Trustees. Therefore, if the Proposal is not approved by shareholders, the composition of the Trust’s Board of Trustees will remain the same, and the Trustees will not be able to appoint any additional Trustees. Upon the retirement or resignation of any elected Trustee, the Trust will be forced to hold a shareholder meeting and solicit votes to elect a new Trustee at shareholder expense.
Who is eligible to vote?
Shareholders of record of the Fund as of the close of business on April 20, 2020 (the “Record Date”) are entitled to be present and to vote at the special meeting of shareholders (the “Meeting”) or any adjournment thereof. Shareholders of record of the Fund at the close of business on the Record Date will be entitled to cast one vote for each full share and a fractional vote for each fractional share they hold on the Proposal presented at the Meeting.
How is a quorum for the Meeting established?
Forty percent of the shares of the entire Trust entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business for the Proposal for the Trust. Proxies returned for shares that represent broker non-votes, and shares whose proxies reflect an abstention on any item, are all counted as shares present and entitled to vote for purposes of determining whether the required quorum of shares exists. However, since such shares are not voted in favor of the Proposal, they have the effect of counting as a vote AGAINST the Proposal. If a quorum is not present for the Fund at the Meeting, or if a quorum is present at the Meeting but sufficient votes to approve the Proposal is not received on behalf of the Fund, or if other matters arise requiring shareholder attention, persons named as proxy agents may propose one or more adjournments of the Meeting to permit further solicitation of proxies with respect to the Fund.
What vote is required to approve the Proposal?
With respect to the Proposal, election of the Trustee nominee will be voted upon separately by shareholders of all the Funds of the Trust in the aggregate. The nominee will be elected as a Trustee of the Trust if he or she receives a plurality of the votes cast by all shares of the Trust to be voted in the aggregate. In essence, this means that the nominee for election receiving the affirmative votes cast at the Meeting will be elected to the Board of the Trust.
How do I vote my shares?
Although you may attend the Meeting and vote in person, you do not have to. You can vote your shares by completing and signing the proxy card you received and mailing it in the postage-paid envelope provided. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card and following the recorded instructions.
In addition, you may vote through the Internet by visiting the Internet address printed on your proxy card and following the on-line instructions. If you need any assistance or have any questions regarding the proposal or how to vote your shares, please call AST Fund Solutions at the number on your proxy card.
If you simply sign and date the proxy card but do not indicate a specific vote, your shares will be voted “FOR” the Proposal and will grant discretionary authority to the persons named in the card as to any other matters that properly come before each Meeting. Abstentions will be treated as votes AGAINST the Proposal.
Shareholders who execute proxies may revoke them at any time before they are voted by (1) filing with the Fund a written notice of revocation, (2) timely voting a proxy bearing a later date, or (3) by attending the Meeting and voting in person.
Please complete, sign and return the enclosed proxy card in the enclosed envelope. You may vote your proxies by Internet or telephone in accordance with the instructions set forth on the enclosed proxy card. No postage is required if mailed in the United States.